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                                                                 EXHIBIT 99.1

                                                       [ON SEMICONDUCTOR LOGO]


      Everett Tackett, APR                            Rudy Garcia
      Director Public Relations                       Investor Relations
      ON Semiconductor                                ON Semiconductor
      (602) 244-4534                                  (602) 244-3437
      everett.tackett@onsemi.com                      rudy.garcia@onsemi.com


       ON SEMICONDUCTOR RECEIVES $100 MILLION EQUITY INVESTMENT FROM TEXAS
                                 PACIFIC GROUP


PHOENIX, ARIZ. - SEPT. 7, 2001 - ON Semiconductor Corporation (Nasdaq: ONNN) today announced the closing of a $100 million investment in the Company by Texas Pacific Group (TPG), a leading private equity investment firm and the Company's majority stockholder.

   "We are extremely pleased that our majority stockholder has demonstrated its continued commitment to the Company," said Steve Hanson, ON Semiconductor president and chief executive officer. "When coupled with our recent efforts to improve our cost structure, we believe we are in a strong position to meet the challenges posed by the recent economic downturn, and enhance our competitive position."

   In connection with the investment, TPG purchased 10,000 shares of the Company's Series A cumulative convertible preferred stock with a stated value of $10,000 per share. The Series A preferred stock has a cumulative dividend, payable quarterly in cash, at the rate of 8.0 percent per annum (or, if greater, the "as converted" amount paid on the Company's common stock). The Company is, however, prohibited from paying dividends or making other distributions in respect of the Series A preferred stock under existing debt covenants. In the event dividends are not declared or paid, the dividends will accumulate on a compounded basis.

   Each share of Series A preferred stock will be convertible by TPG into shares of the Company's common stock any time after the closing. The conversion price of $2.82 represents a 15 percent discount from the average of the closing prices of the Company's common stock for the five trading days prior to the closing date, and is subject to customary anti-dilution adjustments using a weighted average formula.

                                   - m o r e -

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ON Semiconductor Receives $100 Million Equity Investment From Texas Pacific
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   The conversion feature, which for financial reporting purposes has a value of approximately $13 million, will not impact the Company's net results for the third quarter of 2001 or the full year, but will decrease the Company's per share results for the same periods by approximately $0.08.

   Under the investment agreement, TPG will be entitled to two additional board seats on ON Semiconductor's board of directors. The holders of Series A preferred stock are entitled to vote with the holders of the Company's common stock on an "as converted" basis.

   The investment by TPG, which was required by the Company's lenders as a condition to recent waivers and amendments to the Company's credit agreement, was approved by the Company's board of directors, following the unanimous recommendation of a special committee of independent directors formed specifically for the purpose of negotiating, evaluating and considering the transaction. Broadview International LLC acted as the financial advisor to the special committee and delivered a fairness opinion in connection with the investment by TPG. Snell & Wilmer LLP acted as the legal advisor to the special committee for the investment.

ABOUT ON SEMICONDUCTOR

    ON Semiconductor (Nasdaq: ONNN) is a global supplier of high-performance broadband and power management integrated circuits and standard semiconductors used in numerous advanced devices ranging from high-speed fiber optic networking equipment to the precise power management functions in today's advanced portable electronics. For more information visit ON Semiconductor's Web site at http://www.onsemi.com.

                                       # # #

ON Semiconductor and the ON Semiconductor logo are trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

This release includes "forward-looking statements" as that term is defined in
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are often characterized by the use of words such as "believes," "estimates," "expects," "projects," "may," "will," "intends," "plans," or "anticipates," or by discussions of strategy, plans or intentions. All forward-looking statements in the release are made based on management's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of manufacturing capacity, availability of raw materials, competitors' actions, loss of key customers, order cancellations or reduced bookings,
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ON Semiconductor Receives $100 Million Equity Investment From Texas Pacific
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changes in manufacturing yields, restructuring programs and the impact of such programs, control of costs and expenses, inability to reduce manufacturing and selling, general and administrative costs, litigation, risks associated with acquisitions and dispositions, changes in management, risks associated with our substantial leverage and restrictive covenants in our debt instruments (including those relating to the increased cost of servicing our debt and complying with the additional restrictions imposed as a result of the recent amendment to our senior credit facilities), and risks involving environmental or other governmental regulation. Additional factors that could affect the company's future operating results are described in Exhibit 99.1, entitled "Risk Factors" in our Annual Report on Form 10-K for the year ended Dec. 31, 2000 and other factors as described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.